Exhibit 99.1
ORBITAL ATK ANNOUNCES SECOND CALENDAR QUARTER 2015 FINANCIAL RESULTS

Company Reports Revenue of $1.13 Billion and Adjusted Earnings Per Share of $1.28 in the Quarter

2015 Financial Guidance Updated With Increased Revenue, Operating Margin and Earnings Per Share Targets

Dulles, Virginia 6 August 2015 -- Orbital ATK, Inc. (NYSE: OA), a global leader in aerospace and defense technologies, today announced both GAAP and adjusted financial results for the second calendar quarter ended July 5, 2015. In addition to GAAP results, the company is presenting adjusted results because it believes these non-GAAP metrics are useful to understand the underlying operating performance of the company by including the pre-merger Orbital and ATK Aerospace and Defense results in comparable periods and excluding significant transaction and merger-related expenses and other non-operational expenses in all periods (for details see reconciliation tables at the end of this release).

Orbital ATK reported GAAP revenues of $1,130 million for the second quarter of 2015 compared to $714 million in the same quarter in 2014. GAAP operating income was $125.8 million in the quarter compared to operating income from continuing operations of $71.8 million in the comparable period last year. The company reported GAAP earnings per diluted share of $1.22 in the 2015 second quarter compared to earnings per diluted share of $0.96 in the comparable 2014 quarter. Free cash flow was negative $37.2 million in the quarter ended July 5, 2015.

The company reported adjusted revenues of $1,130 million in the second quarter of 2015 compared to adjusted revenues of $1,055 million in the comparable period of 2014. Adjusted operating income and adjusted profit margin were $131.6 million and 11.6%, respectively, in the second quarter of 2015 compared to $115.8 million and 11.0%, respectively, in the same quarter of 2014. Adjusted earnings per share in the quarter were $1.28 compared to $1.10 in the same period of 2014. Adjusted free cash flow was negative $5.5 million in the quarter ended July 5, 2015.
________
The adjusted financial results contained in this press release are non-GAAP financial measures and are adjusted to give effect to the merger of Orbital Sciences Corporation (Orbital) and Alliant Techsystems Inc. (ATK) on February 9, 2015 as if it had occurred on January 1, 2014. In addition, adjusted results exclude significant transaction and merger-related expenses and other non-operational expenses in all periods. Please refer to the reconciliation tables contained in this press release for more details on the nature and amount of those adjustments.

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Orbital ATK, Inc. ǀ 45101 Warp Drive, Dulles, VA 20166 ǀ 703-406-5000

Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

“Orbital ATK reported excellent second quarter financial results characterized by better-than-expected revenue and very strong earnings. These results benefited from outstanding new orders, as well as continued solid operational execution on our major programs. As a result, we are increasing the company’s outlook for sales and earnings this year and expanding our previously-announced capital deployment program as well,” said David W. Thompson, Orbital ATK’s President and Chief Executive Officer.

For the first six months of 2015, the company reported adjusted revenues of $2,246 million, adjusted operating income and profit margin of $248.3 million and 11.1%, respectively, adjusted earnings per share of $2.41 and adjusted free cash flow from continuing operations of $53.2 million.

Adjusted Consolidated Financial Highlights

Except as noted, all financial measures discussed below are non-GAAP adjusted financial results from continuing operations. See the reconciliation tables for details.

	Second Quarter		First Six Months
($ in millions, except per share data)	2015	2014	2015	2014
Revenues	$1,130	$1,055	$2,246	$2,210
Operating Income	131.6	115.8	248.3	190.1
Net Income	76.6	65.9	144.1	105.4
Diluted Earnings Per Share	$1.28	$1.10	$2.41	$1.76

Adjusted results. See reconciliation tables in the "Disclosure of Non-GAAP Financial Measures" section for details.

Revenues increased $75 million, or 7.1%, in the second quarter of 2015 compared to adjusted revenues in the same period in 2014, driven by a $31 million increase in the company’s Flight Systems Group (FSG) revenues and a $44 million increase in Space Systems Group (SSG) revenues. Defense Systems Group (DSG) revenues and corporate eliminations were flat compared to the same period in 2014.

Operating income increased $15.8 million, or 13.6%, in the second quarter of 2015 compared to the same quarter in 2014 as a result of a $13.6 million increase in FSG, a $25.9 million increase in SSG, a $1.3 million decrease in DSG and a $22.4 million decrease in corporate income.

The increases in net income and earnings per share in the 2015 second quarter as compared to the same period last year were attributable to the improvement in adjusted operating income results.  Net income and earnings per share for both quarters reflect

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

interest expense at a blended rate of 3.6% on approximately $1.6 billion of debt and an income tax rate of 34%.

“In the second quarter of 2015, Orbital ATK posted solid results highlighted by strong improvements in year-over-year operating performance in both our Flight Systems Group and Space Systems Group,” said Garrett E. Pierce, the company’s Chief Financial Officer.  “As a result of the company’s year-to-date performance and our positive outlook for the second half of 2015, we are increasing our financial guidance for calendar year 2015 revenues, operating margin and earnings per share. Also in the second quarter, we initiated our 2015 capital deployment plan with $25 million in share repurchases and the payment of our first quarterly dividend as a combined company to shareholders.”

Adjusted Segment Results

Orbital ATK conducts its operations in three business units: Flight Systems Group, Defense Systems Group and Space Systems Group. Each of these groups in turn consists of several product-line divisions. Segment operating results include pension expense recoverable under U.S. Government contracts as determined in accordance with government Cost Accounting Standards (CAS). The difference between pension expense recorded in accordance with GAAP Financial Accounting Standards (FAS) and pension costs recorded in accordance with CAS is recorded at the corporate level. The amortization of intangible assets recorded in connection with the merger of Orbital and ATK is also recorded in corporate results. All financial measures discussed below are adjusted financial results.

Flight Systems Group:

	Second Quarter			First Six Months
($ in millions)	2015	2014	% Change	2015	2014	% Change
Revenues	$398.1	$367.4	8.3%	$764.1	$751.4	1.7%
Operating Income	58.1	44.5	30.6%	102.8	78.2	31.5%
Operating Margin	14.6%	12.1%		13.4%	10.4%

Adjusted results. See reconciliation tables in the "Disclosure of Non-GAAP Financial Measures" section for details.

FSG revenues increased $31 million, or 8.3%, and operating income increased $13.6 million, or 30.6%, in the quarter, primarily from improved revenue and profit performance in the Launch Vehicles Division.

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

Defense Systems Group:

	Second Quarter			First Six Months
($ in millions)	2015	2014	% Change	2015	2014	% Change
Revenues	$439.8	$441.2	(0.3)%	$941.8	$962.2	(2.1)%
Operating Income	44.5	45.8	(2.9)%	96.1	86.2	11.4%
Operating Margin	10.1%	10.4%		10.2%	9.0%

Adjusted results. See reconciliation tables in the "Disclosure of Non-GAAP Financial Measures" section for details.

DSG revenues decreased $1 million, or 0.3%, and operating income decreased $1.3 million, or 2.9%, in the quarter, primarily resulting from lower sales volume in the Small Caliber Systems Division largely offset by better performance in the Armament Systems Division.

Space Systems Group:

	Second Quarter			First Six Months
($ in millions)	2015	2014	% Change	2015	2014	% Change
Revenues	$310.1	$265.6	16.7%	$597.1	$541.6	10.2%
Operating Income	41.4	15.5	166.6%	63.6	35.3	79.9%
Operating Margin	13.4%	5.9%		10.6%	6.5%

Adjusted results. See reconciliation tables in the "Disclosure of Non-GAAP Financial Measures" section for details.

SSG revenues increased $44 million, or 16.7%, and operating income increased $25.9 million, or 166.6%, in the quarter, primarily due to higher revenues and margins in the Civil and Defense Satellites Division and the Commercial Satellites Division.

Corporate:

Intercompany revenue eliminations were essentially flat year over year, while corporate income decreased $22.4 million, due primarily to the absence of an insurance collection in the second quarter of 2014 and a lower FAS/CAS pension adjustment for the quarter as compared to the prior year.

Adjusted Free Cash Flow and Capital Allocation Plan

Adjusted free cash flow in the second quarter was negative $5.5 million. For the first six months of the year, adjusted free cash flow was positive $53.2 million, including $132.2 million of cash from continuing operations partially offset by $77.5 million of capital expenditures, and adjustments of $1.5 million (see non-GAAP reconciliation table for details).

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

The company also reported that it repurchased approximately $25 million worth of its stock in the second quarter as part of a previously announced share repurchase program. The Board of Directors, as announced yesterday, increased its authorization to purchase up to $100 million of company stock, an increase from $75 million approved earlier in the year. The Board also declared yesterday a $0.26 per share dividend for shareholders of record as of September 2, 2015, payable on September 24, 2015. Previously, on June 25, 2015, the company paid a $0.26 per share dividend to shareholders.

Operational Highlights

Orbital ATK’s strong operational execution led to the achievement of numerous milestones in the quarter. These included the following important events:

•
In the Flight Systems Group, Orbital ATK received a positive rating from NASA for recent progress on the Space Launch System’s solid rocket booster program. The company also supported an Atlas V rocket launch by providing important subsystems to United Launch Alliance and conducted three Coyote target missile flights for the U.S. Navy. In addition, an extensive series of certification and acceptance tests were successfully completed on the new first-stage propulsion system for the Antares space launch vehicle. The first ship-set of two engines was received at the company’s Wallops Island integration facilities in July, with all remaining hardware required for the vehicle’s next launch set to arrive at Wallops by mid-August.

•
In the Defense Systems Group, the company delivered more than 5,000 tactical missile rocket motors, warheads and related products, and approximately 300 million rounds of small- and medium-caliber ammunition in the second quarter. Several programs passed important testing milestones in the quarter, including our advanced 120 mm tactical round used to defeat adversary tank armor, which passed final customer testing enabling the program to transition into production. Similarly, the company’s hardened electronic void-sensing fuze also completed rigorous testing and is transitioning into production and the Precision Guidance Kit program achieved 100% success in verification and accuracy testing in the first three production lots.

•
In the Space Systems Group, the Orbital ATK-built SKYM-1 commercial communications satellite was launched, completed in-orbit testing and operational control was turned over to DIRECTV. Also in the second quarter, the company supplied several critical components that performed successfully for NASA’s Low

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

Density Supersonic Decelerator program. Finally, the company-built Dawn spacecraft continued its reconnaissance of Ceres, using its ion propulsion system to descend to its third mapping orbit on its way to eventually reaching an altitude of just 230 miles above the dwarf planet by year end.

Commenting on second quarter 2015 operations, Chief Operating Officer Blake E. Larson said, “Orbital ATK’s operational performance remained solid in the second quarter, with excellent progress toward the introduction of new products, continued focus on achieving our merger-related cost synergy targets and a substantial increase in firm backlog to support future growth.”

New Business Summary

In the second quarter of 2015, Orbital ATK recorded approximately $1,360 million in new firm and option contract bookings. In addition, the company received approximately $810 million in option exercises under existing contracts. As of July 5, 2015, the company’s firm backlog was approximately $8.4 billion and its total backlog (including options, indefinite quantity contract and undefinitized orders) was approximately $12.2 billion

Adjusted Calendar Year 2015 Financial Guidance

The company provided the following revised financial guidance for calendar year 2015. This guidance is adjusted to include Orbital’s results from January 1 to February 8, 2015 and to exclude transaction, restructuring and certain other expenses. The guidance also includes $50 million of annual non-cash intangible asset amortization expense resulting from the merger with Orbital in 2015.

Guidance	Previous 2015 Guidance	Current 2015 Guidance
Revenues ($ in millions)	$4,350 - $4,450	$4,425 - $4,500
Operating Income Profit Margin	10.25% - 10.75%	10.5% - 11.0%
Diluted Earnings Per Share	$4.40 - $4.60	$4.60 - $4.80
Free Cash Flow ($ in millions)	$225 - $275	$225 - $275

Orbital ATK currently expects interest expense of approximately $60 million and an effective tax rate of approximately 34% for the year, assuming the retroactive extension of the federal research and development tax credit for the full year 2015. Pension funding is expected to be approximately $40 million and capital expenditures are projected at about $150 million for the year. Diluted weighted average shares outstanding are expected to be about 59 million this year.

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

Conference Call Information

Investors can listen to a live audio webcast of the conference call with analysts that Orbital ATK will host at 9:00 a.m. (EDT) today. To listen to the call, visit the company’s website at www.orbitalatk.com/investors. For those who cannot listen to the live webcast, a telephone recording of the conference call will be available by dialing (855) 859-2056 and using the conference ID 92058746. The recording will be available until August 13, 2015. Orbital ATK has also posted on its website a presentation of second quarter 2015 financial results and operational highlights.

Social Media Disclosure

Orbital ATK communicates material financial information to its investors using press releases, Securities and Exchange Commission filings, its investor relations website, public conference calls and webcasts. From time to time, Orbital ATK communicates information regarding its business and operations, such as new contract awards and mission updates, via Twitter and Facebook. It is possible that the information disclosed through such social media channels could be deemed to be material. Therefore, we encourage investors, the media and others interested in Orbital ATK to follow the information we post on Twitter at https://twitter.com/OrbitalATK and on Facebook at https://facebook.com/OrbitalATK.

About Orbital ATK

Orbital ATK is a global leader in aerospace and defense technologies. The company designs, builds and delivers space, defense and aviation systems for customers around the world, both as a prime contractor and merchant supplier. Its main products include launch vehicles and related propulsion systems; missile products, subsystems and defense electronics; precision weapons, armament systems and ammunition; satellites and associated space components and services; and advanced aerospace structures. Headquartered in Dulles, Virginia, Orbital ATK employs more than 12,000 people in 18 states across the United States and in several international locations. For more information, visit www.orbitalatk.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ, including the following: potential difficulties in achieving expected merger synergies and efficiencies within the expected time-frames or at all; the integration of business operations being more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption that might result from the merger; potential difficulties in retaining key employees; the

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

Company’s ability to maintain and grow its relationship with its customers; reductions or changes in U.S. Government military or NASA spending, including impacts of sequestration under the Budget Control Act of 2011; changes in cost and revenue estimates and/or timing of programs and payments; the potential termination of U.S. Government contracts; the impact of the Antares launch failure; failure to win or retain key contracts; costs of servicing debt, including cash requirements and interest rate fluctuations; the company’s capital deployment strategy, including share repurchases and dividend payments; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; supply, availability, and costs of raw materials and components, including commodity price fluctuations; performance of subcontractors and other third parties; development of key technologies; and the costs and ultimate outcome of contingencies, including litigation, government investigations and other legal proceedings. Additional information concerning these and other factors can be found in Orbital ATK’s filings with the Securities and Exchange Commission. Orbital ATK undertakes no obligation to update any forward-looking statements.

Disclosure of Non-GAAP Financial Measures

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment. Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

The adjusted financial results contained in this press release are non-GAAP financial measures adjusted to give effect to the merger of Orbital and ATK in all periods except the quarter ended July 5, 2015 and adjust for the impact of costs and expenses itemized in the tables below. In addition, the adjusted results reflect estimates of interest expense, the income tax rate and diluted shares that would be in effect for the periods as if the merger of Orbital and ATK and divestiture of ATK’s Sporting Group had occurred on January 1, 2014. Please refer to the reconciliation tables below for more details.

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

Adjusted measures are provided so investors can more easily compare current and prior period results of the combined companies. The reconciliation of GAAP results to adjusted results are as follows:

Consolidated Results

Quarter Ended July 5, 2015

		Operating	Operating
($ in millions, except per share data)	Revenue	Income	Margin

As Reported	$1,130	$125.8	11.1%
Merger-related adjustments (1)	—	5.8
As Adjusted	$1,130	$131.6	11.6%

Interest expense as reported		(15.4)
Taxes (2)		(39.5)
Adjusted Net Income		$76.6
Adjusted EPS (3)		$1.28

(1) Includes the impact of transaction expenses and merger related costs.
(2) Calculated using an effective tax rate of 34%.
(3) Calculated using a diluted share count of 59.75 million.

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

First Six Months 2015

		Operating	Operating
($ in millions, except per share data)	Revenue	Income	Margin

Continuing Operations, As Reported	$2,100	$124.7	5.9%
Orbital results for Jan. 1 to Feb. 8, 2015	129	(7.5)
	$2,229	$117.2	5.3%
Transaction expenses		30.6
Severance and accelerated vesting		25.2
Intangible amortization		(7.0)
Goodwill impairment		34.3
Legal settlement		25.0
Other (1)	17	23.0
As Adjusted	$2,246	$248.3	11.1%

Interest expense (2)		(29.9)
Taxes (3)		(74.2)
Adjusted Net Income		$144.1
Adjusted EPS (4)		$2.41

(1) Includes change in intracompany eliminations, restructuring and other transaction impacts.
(2) Calculated assuming a blended interest rate of 3.6% on $1.6 billion average outstanding debt.
(3) Calculated using an effective tax rate of 34%.
(4) Calculated using a diluted share count of 59.75 million.

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

Quarter Ended June 29, 2014

		Operating	Operating
($ in millions, except per share data)	Revenue	Income	Margin

Continuing Operations, As Reported	$714	$71.8	10.1%
Orbital results for April 1 to June 30, 2014 (1)	318	27.2
	$1,032	$99.0	9.6%
Intangible amortization		(12.5)
Facility rationalization		10.6
Transaction expenses		12.2
Pension close-out	(3)	(3.1)
Change in intracompany eliminations	25	9.6
As Adjusted	$1,055	$115.8	11.0%

Interest expense (2)		(16.0)
Taxes (3)		(33.9)
Adjusted Net Income		$65.9
Adjusted EPS (4)		$1.10

(1) Per Orbital Sciences Corporation Form 10-Q for the quarter ended June 30, 2014.
(2) Calculated assuming a blended interest rate of 3.6% on $1.6 billion average outstanding debt.
(3) Calculated using an effective tax rate of 34%.
(4) Calculated using a diluted share count of 59.75 million.

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

First Six Months of 2014

		Operating	Operating
($ in millions, except per share data)	Revenue	Income	Margin

Continuing Operations, As Reported	$1,505	$149.9	10.0%
Orbital results for January 1 to June 30, 2014 (1)	641	50.2
	$2,146	$200.1	9.3%
Transaction expenses		13.3
Intangible amortization		(25.0)
Pension close-out	(30)	(30.5)
Environmental settlement		5.2
Change in intracompany eliminations	93	16.4
Facility Rationalization		10.6
As Adjusted	$2,210	$190.1	8.6%

Interest expense (2)		(30.5)
Taxes (3)		(54.2)
Adjusted Net Income		$105.4
Adjusted EPS (4)		$1.76

(1) Per Orbital Sciences Corporation Form 10-Q for the quarter ended June 30, 2014.
(2) Calculated assuming a blended interest rate of 3.6% on $1.6 billion average outstanding debt.
(3) Calculated using an effective tax rate of 34%.
(4) Calculated using a diluted share count of 59.75 million.

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

Flight Systems Group

	Second Quarter 2015			First Six Months 2015
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$398	$58.1	14.6%	$726	$100.8	13.9%
Orbital results for Jan. 1 to Feb. 8, 2015	—	—		38	2.0
As Adjusted	$398	$58.1	14.6%	$764	$102.8	13.4%

	Second Quarter 2014			First Six Months 2014
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$257	$32.7	12.7%	$504	$54.7	10.8%
Orbital results (1)	126	11.0		263	22.7
	$383	$43.7	11.4%	$767	$77.4	10.1%

Other eliminations	(16)	0.8		(16)	0.8
As Adjusted	367	44.5	12.1%	751	78.2	10.4%

(1) Per Orbital Sciences Corporation Form 10-Q for quarter ended June 30, 2014.

Defense Systems Group

	Second Quarter 2015			First Six Months 2015
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$440	$39.2	8.9%	$935	$84.1	9.0%
Transaction-related impacts	—	5.3		7.0	12.0
As Adjusted	$440	$44.5	10.1%	$942	$96.1	10.2%

	Second Quarter 2014			First Six Months 2014
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$442	$45.1	10.2%	$990	$85.5	8.6%
Pension close-out and other eliminations	(1)	0.7		(28)	0.7
As Adjusted	$441	$45.8	10.4%	$962	$86.2	9.0%

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

Space Systems Group

	Second Quarter 2015			First Six Months 2015
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$310	$41.4	13.4%	$501	$22.9	4.6%
Orbital results for Jan. 1 to Feb. 8, 2015	—	—		92	2.3
	$310	$41.4	13.4%	$594	$25.3	4.3%

Goodwill impairment	—	—		—	34.3
Transaction-related impacts	—	—		4	4.0
As Adjusted	$310	$41.4	13.4%	$597	$63.6	10.6%

	Second Quarter 2014			First Six Months 2014
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$76	$5.7	7.5%	$162	$14.3	8.8%
Orbital results (1)	197	10.8		388	22.1
	$274	$16.5	6.0%	$550	$36.4	6.6%

Other eliminations	(8)	(1.0)		(8)	(1)
As Adjusted	$266	15.5	5.9%	$542	$35.3	6.5%

(1) Per Orbital Sciences Corporation Form 10-Q for quarter ended June 30, 2014

Free Cash Flow

	Second		First Six
	Quarter		Months
($ in millions)	2015		2015
Net cash used in/provided by continuing operating activities	$(11.0)		$132.2
Capital expenditures	(26.2)		(77.5)
	(37.2)		54.7

Adjustments	31.7	(1)	(1.5)	(2)
Adjusted Free Cash Flow	$(5.5)		53.2

(1) Excludes litigation settlement and merger related cash expenditures.
(2) Includes Orbital cash flow for premerger period; excludes merger, litigation settlement and other non-recurring cash expenditures and adjusts for the timing of certain significant cash expenditures.

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

Condensed Consolidated Statements of Income
GAAP As Reported

	Second Quarter
(in millions, except per share data)	2015	2014
Sales	$1,130.0	$714.4
Cost of sales	875.6	551.7
Gross profit	254.4	162.7
Operating expenses
Research and development	24.7	5.2
Selling	32.5	23.1
General and administrative	71.4	62.6
Income from continuing operations, before interest, income taxes and noncontrolling interest	125.8	71.8
Interest expense	(15.4)	(23.4)
Income from continuing operations, before income taxes and noncontrolling interest	110.4	48.4
Income taxes	37.5	16.6
Income from continuing operations, before noncontrolling interest	72.9	31.8
Less net income attributable to noncontrolling interest	0.1	—
Income from continuing operations of Orbital ATK, Inc.	72.8	31.8

Discontinued operations:
Income from discontinued operations, before income taxes	—	83.7
Income taxes	—	29.9
Income from discontinued operations	—	53.8
Net income attributable to Orbital ATK, Inc.	$72.8	$85.6

Basic earnings per common share:
Continuing operations	$1.23	$1.01
Discontinued operations	—	1.70
Net income attributable to Orbital ATK, Inc.	$1.23	$2.71
Weighted-average number of common shares outstanding	59,144	31,640
Diluted earnings per common share:
Continuing operations	$1.22	$0.96
Discontinued operations	—	1.63
Net income attributable to Orbital ATK, Inc.	$1.22	$2.59
Weighted-average number of diluted common shares outstanding	59,749	33,108

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

Condensed Consolidated Balance Sheets
GAAP As Reported

($ in millions)	July 5, 2015	June 28, 2014
Assets
Current assets:
Cash and cash equivalents	$50	$139
Net receivables	1,891	1,794
Net inventories	182	196
Other current assets	239	260
Total current assets	2,362	2,389
Net property, plant and equipment	802	807
Goodwill	1,875	1,875
Other noncurrent assets	404	433
Total assets	$5,443	$5,504

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$60	$60
Accounts payable	169	158
Other current liabilities	760	879
Total current liabilities	989	1,097
Long-term debt	1,514	1,529
Pension and other noncurrent liabilities	1,067	1,090
Total liabilities	3,570	3,716
Total equity	1,873	1,788
Total liabilities and equity	$5,443	$5,504

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Orbital ATK Announces Second Calendar Quarter 2015 Financial Results

Condensed Consolidated Statements of Cash Flows
GAAP As Reported

	Second Quarter
(in millions)	July 5, 2015	June 28, 2014
Operating activities
Continuing operations
Income from continuing operations	$72.9	$31.8
Depreciation	32.0	17.6
Amortization of intangible assets	13.0	0.8
Amortization of debt related costs	1.0	3.1
Changes in assets and liabilities	(136.0)	(75.4)
Other	6.1	(0.4)
Cash used for operating activities of continuing operations	(11.0)	(22.5)
Cash used for operating activities of discontinued operations	—	(69.1)
Cash used for operating activities	(11.0)	(91.6)
Investing activities
Continuing operations:
Capital expenditures	(26.2)	(18.5)
Proceeds from the disposition of property	—	2.2
Cash used for investing activities of continuing operations	(26.2)	(16.3)
Cash used for investing activities of discontinued operations	—	(11.0)
Cash used for investing activities	(26.2)	(27.3)
Financing activities
Cash used for financing activities	(52.5)	(15.2)
Effect of foreign exchange rate fluctuations on cash	—	0.2
Decrease in cash and cash equivalents	(89.7)	(133.9)
Cash and cash equivalents at beginning of period	139.3	266.6
Cash and cash equivalents at end of period	$49.6	$132.7

Investor and Media Contact:
Barron Beneski (703) 406-5528
Orbital ATK Inc.
Barron.Beneski@orbitalatk.com

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